FOR IMMEDIATE RELEASE


          FOREST OIL TO CALL FOR REDEMPTION OF ITS $.75
                   CONVERTIBLE PREFERRED STOCK


DENVER, COLORADO - FEBRUARY 7, 1997 - Forest Oil Corporation announced today that it intends to call for redemption on February 28, 1997 all 2,877,673 shares of its $.75 convertible preferred stock.

The redemption price will be $10.00 per share plus accumulated and unpaid dividends to and including the date of redemption (for an aggregate redemption price of $10.06 per share). In lieu of cash redemption, prior to the close of business on February 21,1997 each share may be converted into 0.7 share of Forest's common stock. Based upon the closing price of the common stock on the NASDAQ National Market on February 7, 1997 ($16-7/8 per share), 0.7 share has a market value of $11.81. If all shares are converted into Forest's common stock, approximately 2.0 million additional common shares will be issued by the company. Forest currently has approximately 30.5 million common shares outstanding.

Redemption of the $.75 convertible preferred stock will eliminate approximately $2.2 million of annual preferred dividend payments by Forest. This conversion will eliminate all outstanding preferred stock from Forest's capital structure.

Lehman Brothers Inc. has entered into a standby purchase agreement with Forest to purchase, at a predetermined price, the number of shares of Forest's common stock sufficient to fund the cash requirements, if any, of the redemption. The number of shares Lehman Brothers Inc. purchases will be determined by the number of preferred shares that are not converted into shares of Forest's common stock pursuant to the call for redemption.

Shareholders of record will be contacted by mail by ChaseMellon
Shareholder Services, L.L.C., the conversion/redemption agent, and advised of the conversion and redemption procedures.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbols FOIL and FOILO, respectively.

February 7, 1997